Exhibit 27(l)

Opinion and Consent of Lorne Schinbein

As to actuarial matters pertaining to the securities being registered

WRL LETTERHEAD

April 14, 2004

Western Reserve Life Assurance Co. of Ohio

570 Carillon Parkway

St. Petersburg, FL 33716

RE:	WRL Series Life Account

WRL Freedom Elite Advisor

File Nos. 333-100993/811-4420

Gentlemen:

This opinion is furnished in connection with the filing by Western Reserve Life Assurance Co. of Ohio (“Western Reserve”) of Post-Effective Amendment No. 2 (the “Amendment”) to the Registration Statement on Form N-6 for the WRL Freedom Elite Advisor, a flexible premium variable life insurance policy (the “Policy”).

The form of the Policy was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

In my opinion:

1)	the illustrations of death benefits, cash values, and net surrender values included in Appendix B to the Prospectus are consistent with the provisions of the Policy and Western Reserve’s administrative procedures;

2)	the rate structure of the Policy has not been designed and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for other prospective purchasers; and

3)	the illustrations represent a rating classification, premium payment amount, and issue age such that they are fairly representative of Policies sold.

I hereby consent to use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading “Experts” in the Statement of Additional Information.

This document is intended exclusively for the purpose of documenting the above stated opinion on the Appendix B illustrations and the above stated consents. This document may not be appropriate for other purposes.

Very truly yours,

/s/ LORNE SCHINBEIN

Lorne Schinbein Vice President and Managing Actuary